statistic

COMPAÑIA DE TELECOMUNICACIONES DE CHILE S.A. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS PERIOD ENDED AS OF SEPTEMBER 30, 2007 VS. 2006
Figures in Million of Constant Ch$ as of September 30, 2007

2007	2006
CONSOLIDATED BALANCE SHEET
INCOME QUARTERLY CONSOLIDATED STATEMENTS (CHGAAP)
(Millions of Ch$ as of September 30, 2007)
	Jan-Sep	IQ	IIQ	IIIQ	IVQ	Jan-Sep	IQ	IIQ	IIIQ	IVT	Var.%
	2006	2006	2006	2006	2006	2007	2007	2007	2007		IIIQ07/IIIQ06	2007/2006
OPERATING REVENUES
Total lines in service at the end of period	-0.8%	-4.8%	-9.7%	-9.2%	-9.6%	-6.7%	-2.5%
Average number of lines in service (quarterly)	-0.2%	-2.6%	-7.1%	-9.6%	-9.5%	-8.4%	-4.9%
Flexible plans (number of lines)	57.0%	43.7%	31.3%	25.6%	29.4%	16.2%	14.5%
Number of lines installed (1)	-1.1%	-0.7%	0.0%	0.5%	0.2%	0.2%	0.3%
Public telephones in service at end of period	-16.2%	-15.9%	-10.5%	-7.7%	-5.0%	-2.1%	-3.5%
Effective minutes of local traffic measured by second (million)	-14.1%	-17.8%	-21.7%	-25.4%	-17.1%	-15.8%	-13.6%
DLD traffic (thousands of minutes)	-6.1%	-14.2%	-10.1%	-9.0%	-6.7%	2.5%	-3.2%
Outgoing ILD traffic (thousands of minutes)	11.0%	-2.4%	-1.2%	8.8%	4.0%	7.0%	13.1%
Access charge traffic (thousands of minutes)	-15.5%	-20.4%	-17.3%	-18.9%	-17.6%	-16.6%	-17.3%
Number of lines connected	10.0%	-9.5%	3.9%	27.3%	3.4%	30.9%	19.3%
TV customers (end of period)	-	-	-	-	-	-	-
ADSL connections (end of period)	60.9%	69.3%	73.2%	57.7%	47.6%	37.1%	30.7%

Última actualización 26/10/2007
Por Telefonica Chile